Exhibit 99.1

FBL Financial Group Reports Fourth Quarter 2009 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--February 11, 2010--FBL Financial Group, Inc. (NYSE: FFG):

Financial Highlights
(Dollars in thousands, except per share data)
	Three months ended December 31,
	2009	2008
Net income (loss) attributable to FBL Financial Group	$30,992	($19,228)
Operating income (loss)	33,423	(5,276)
Earnings (loss) per common share (assuming dilution):
Net income (loss)	1.02	(0.64)
Operating income (loss)	1.10	(0.18)

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the fourth quarter of 2009 of $31.0 million, or $1.02 per diluted common share. This compares to a net loss of $19.2 million, or $0.64 per diluted common share, for the fourth quarter of 2008.

Operating Income(1). Operating income totaled $33.4 million for the fourth quarter of 2009, compared to an operating loss of $5.3 million for the fourth quarter of 2008. Operating income per common share totaled $1.10 in the fourth quarter of 2009, compared to an operating loss of $0.18 reported in the fourth quarter of 2008. Operating income (loss) differs from the GAAP measure, net income (loss) attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

“Our fourth quarter results demonstrate another very strong quarter of earnings, reflecting the solid fundamentals of Farm Bureau Life Insurance Company as well as the benefit from gains due to a reinsurance transaction and refinements made to reserve estimates,” said James E. Hohmann, chief executive officer of FBL Financial Group, Inc. “Our fourth quarter 2009 results cap off a year where we strengthened our capital position, restored book value and improved the risk profile of the company. These actions have positioned us well for 2010 where we will continue to focus on our key priorities of balance sheet optimization, business growth, profit growth and the reinvention of EquiTrust.”

Reinsurance Transaction Provides One-Time Gain of $0.24 per Share. FBL Financial Group’s previously announced reinsurance transaction, effective October 1, 2009, resulted in a one-time after-tax gain of $7.2 million, or $0.24 per share. On a pre-tax basis this gain totaled $11.1 million and is included in the Other Income line. As a result of this transaction, EMC National Life Company recaptured a block of annuities and life insurance policies with net reserves and other liabilities totaling $244.5 million. This reinsurance transaction increased EquiTrust Life’s statutory capital by $20.8 million and increased its company action level risk based capital ratio by 20 percentage points.

Capital and Liquidity.

  The company action level risk based capital ratios of FBL Financial Group’s life insurance subsidiaries increased significantly during the fourth quarter. The December 31, 2009 company action level risk based capital ratio was approximately 440 percent for Farm Bureau Life Insurance Company, an increase from 416 percent at December 31, 2008, and approximately 375 percent for EquiTrust Life Insurance Company, an increase from 300 percent at December 31, 2008.
  FBL Financial Group does not have any principal payments of debt due until fourth quarter 2011, which is $100 million of senior notes due to affiliates.
  FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency backed securities that could be readily converted to cash. These totaled $1.4 billion as of December 31, 2009.

Product Revenues. Premiums and product charges for the fourth quarter of 2009 totaled $69.0 million compared to $71.4 million in the fourth quarter of 2008. Traditional life insurance premiums increased three percent, while interest sensitive and index product charges decreased 11 percent, reflecting the impact of the reinsurance transaction on October 1, 2009.

Premiums collected(3) in the fourth quarter of 2009 totaled $180.5 million compared to $346.7 million in the fourth quarter of 2008. The Farm Bureau Life distribution channel had fourth quarter 2009 premiums collected of $137.1 million compared to fourth quarter 2008 premiums collected of $136.4 million. This reflects a four percent decrease in traditional annuity sales, a five percent increase in traditional and universal life insurance sales and a five percent increase in variable sales. The EquiTrust Life independent channel had $39.7 million of premiums collected in the fourth quarter of 2009, a decrease from $204.2 million in the fourth quarter of 2008, reflecting a variety of changes made in 2009 in order to preserve capital.

Investment Income. Net investment income in the fourth quarter of 2009 totaled $177.6 million compared to $185.3 million in the fourth quarter of 2008. The annualized yield earned on average invested assets, with securities at cost, was 6.09 percent for the year ended December 31, 2009, compared to 6.17 percent for the year ended December 31, 2008. The decrease is primarily due to lower short-term interest rates. At December 31, 2009, 94 percent of the fixed maturity securities in FBL Financial Group’s investment portfolio were investment grade debt securities.

Derivative Income. FBL Financial Group’s reported derivative income of $25.7 million in the fourth quarter of 2009 compared to a derivative loss of $37.3 million in the fourth quarter of 2008. Derivative income (loss) primarily reflects the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives.

Realized Losses on Investments. In the fourth quarter of 2009, FBL Financial Group recognized net realized losses on investments of $8.2 million compared to net realized losses on investments of $25.8 million in the fourth quarter of 2008. The net realized loss on investments of $8.2 million is attributable to gains on sales of $17.2 million, losses on sales of $8.1 million and impairments due to credit losses of $17.3 million.

Benefits and Expenses. Benefits and expenses totaled $233.9 million in the fourth quarter of 2009, an increase from $229.8 million in the fourth quarter of 2008, primarily reflecting the change in the value of index product embedded derivatives. Refinements made to reserve estimates in the fourth quarter of 2009 resulted in a $12.4 million decrease to benefit expenses. These refinements, along with associated adjustments to deferred policy acquisition costs and other offsets, increased earnings $0.24 per share. Underwriting, acquisition and insurance expenses include $5.9 million in the fourth quarter of 2009 in connection with unlocking deferred policy acquisition costs and deferred sales inducements for a closed block of coinsurance business and $29.6 million in the fourth quarter of 2008 for unlocking deferred policy acquisition costs and deferred sales inducements for EquiTrust Life’s independent distribution channel business.

Book Value Increase. As of December 31, 2009, the book value per share of FBL Financial Group common stock totaled $28.49, an increase of 237 percent from $8.46 at December 31, 2008. This reflects the positive 2009 earnings results as well as significant improvement in FBL Financial Group’s net unrealized loss position in its fixed maturity investment portfolio, which declined by $1.1 billion from year end 2008 to $474.1 million at December 31, 2009. Book value per share, excluding accumulated other comprehensive loss(2), increased to $32.38 at December 31, 2009, from $30.00 at December 31, 2008.

FBL to Discontinue Sale of New Variable Products in 2010. In 2009, FBL Financial Group completed a strategic review of its variable products and made a decision to discontinue the sale of new variable products in 2010, both directly through its agents as well as through its alliance partners. Beginning in the second quarter of 2010, variable products manufactured by a third party will be made available to FBL’s exclusive agents. The switch to selling a brokered product is intended to increase FBL’s profitability as it takes significant scale to be competitive in the sale of variable products. The in force block of variable products will remain on FBL’s books and continue to be administered by FBL.

Further Financial Information. Further information on FBL Financial Group’s financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 12, 2010, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group’s prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group’s reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2009	2008	2009	2008
REVENUES
Interest sensitive and index product charges	$29,827	$33,362	$158,873	$127,199
Traditional life insurance premiums	39,191	38,002	155,675	149,186
Net investment income	177,644	185,317	724,653	707,872
Derivative income (loss)	25,690	(37,261)	67,515	(208,793)
Net realized capital gains (losses) on sales of investments	9,078	(1,183)	47,051	1,910

Total other-than-temporary impairment losses	(17,007)	(24,602)	(105,439)	(158,219)
Non-credit portion in other comprehensive loss	(257)	-	37,523	-
Net impairment loss recognized in earnings	(17,264)	(24,602)	(67,916)	(158,219)

Other income	14,900	5,945	28,735	25,310
Total revenues	279,066	199,580	1,114,586	644,465

BENEFITS AND EXPENSES
Interest sensitive and index product benefits	118,072	120,118	437,270	440,430
Change in value of index product embedded derivatives	9,865	(18,334)	148,917	(189,354)
Traditional life insurance benefits	23,820	23,677	93,784	96,884
Increase in traditional life future policy benefits	5,947	9,744	35,766	43,255
Distributions to participating policyholders	4,678	4,958	19,416	20,064
Underwriting, acquisition and insurance expenses	61,031	77,034	233,088	221,393
Interest expense	6,116	6,204	25,280	19,567
Other expenses	4,321	6,427	18,904	24,104
Total benefits and expenses	233,850	229,828	1,012,425	676,343
	45,216	(30,248)	102,161	(31,878)
Income taxes	(14,691)	11,028	(33,219)	13,662
Equity income (loss), net of related income taxes	449	(48)	750	(4)
Net income (loss)	30,974	(19,268)	69,692	(18,220)
Net loss attributable to noncontrolling interest	18	40	143	71
Net income (loss) attributable to FBL Financial Group, Inc.	$30,992	$(19,228)	$69,835	$(18,149)

Earnings (loss) per common share - assuming dilution	$1.02	$(0.64)	$2.31	$(0.61)

Weighted average common shares	30,178,707	29,925,920	30,077,447	29,893,909
Effect of dilutive securities	231,398	-	124,029	-
Weighted average common shares – diluted	30,410,105	29,925,920	30,201,476	29,893,909

(1) Reconciliation of Net Income (Loss) attributable to FBL Financial Group to Operating Income (Loss) - Unaudited

In addition to net income (loss) attributable to FBL Financial Group, FBL Financial Group has consistently utilized operating income (loss), a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income (loss) equals net income (loss) attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income (loss), in addition to net income (loss), to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income (loss), together with net income (loss), provides information that may enhance an investor’s understanding of FBL Financial Group’s underlying results and profitability. A reconciliation is provided in the following table (dollars in thousands, except per share data):

	Three months ended Dec. 31,		Year ended Dec. 31,
	2009	2008	2009	2008
Net income (loss) attributable to FBL Financial Group	$30,992	$(19,228)	$69,835	$(18,149)
Adjustments:
Net realized gains/losses on investments (a)	5,105	12,009	18,060	79,542
Change in net unrealized gains/losses on derivatives (a)	(2,674)	1,943	2,209	(11,801)
Operating income (loss)	$33,423	$(5,276)	$90,104	$49,592

Operating income (loss) per common share – assuming dilution	$1.10	$(0.18)	$2.98	$1.64
Weighted average common shares – diluted, operating income basis	30,410,105	29,925,920	30,201,476	30,077,104

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss - Unaudited

	Dec. 31,	Dec. 31,
	2009	2008
Book value per share	$28.49	$8.46
Less: Per share impact of accumulated other
comprehensive loss	(3.89)	(21.54)
Book value per share,
excluding accumulated other comprehensive loss	$32.38	$30.00

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $118.7 million at December 31, 2009 and $649.8 million at December 31, 2008. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

(3) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	Dec. 31,	Dec. 31,
	2009	2008
Assets
Investments	$11,653,037	$10,854,059
Cash and cash equivalents	11,690	37,710
Deferred policy acquisition costs	1,101,233	1,365,609
Deferred sales inducements	359,771	420,147
Other assets	431,537	805,869
Assets held in separate accounts	702,073	577,420
Total assets	$14,259,341	$14,060,814

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,518,024	$11,933,392
Other policyholders’ funds	681,317	682,599
Debt	371,084	430,451
Other liabilities	115,566	178,491
Liabilities related to separate accounts	702,073	577,420
Total liabilities	13,388,064	13,802,353

Stockholders’ equity
FBL Financial Group, Inc. stockholders’ equity:
Preferred stock	3,000	3,000
Class A common stock	109,877	104,090
Class B common stock	7,522	7,522
Accumulated other comprehensive loss	(118,730)	(649,758)
Retained earnings	869,487	793,511
Total FBL Financial Group, Inc. stockholders’ equity	871,156	258,365
Noncontrolling interest	121	96
Total stockholders’ equity	871,277	258,461
Total liabilities and stockholders’ equity	$14,259,341	$14,060,814

Common Shares Outstanding	30,475,979	30,168,879

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com